EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-263594 on Form S-3 and Registration Statement Nos. 333-195111, 333-215262, 333-217096, 333-231470, 333-268170, and 333-272630 on Form S-8 of our report dated March 26, 2026, relating to the consolidated financial statements of Lands’ End, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Lands’ End, Inc. for the year ended January 30, 2026.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 26, 2026